RIGHT OF FIRST REFUSAL AGREEMENT
     THIS RIGHT OF FIRST REFUSAL AGREEMENT (this "Agreement") is made as of the 7th day of September, 2000, by and between The Kushner-Locke Company, a California corporation ("Kushner-Locke"), Pequot Private Equity Fund II, L.P., a limited partnership organized under the laws of Delaware ("Purchaser" and, together with any of its Affiliates (as defined in the USS Purchase Agreement) Pequot").

     WHEREAS, at the date hereof Kushner-Locke is the record and beneficial owner of [_____] shares of common stock, par value $.001 per share, of US Search.com, Inc. (the "Stock").

     WHEREAS, Kushner-Locke and Pequot have entered into that Stock Purchase Agreement, dated as of September 7, 2000 (the "KL Purchase Agreement"), whereby Kushner-Locke will sell to Pequot 3,500,000 shares of Stock.

     WHEREAS, Pequot and US Search.com Inc. have entered into that Stock Purchase Agreement, dated as of September 7, 2000 (the "USS Purchase Agreement"), whereby US Search.com Inc. (the "Company"), a Delaware corporation, sold 100,000 shares of Series A Convertible Preferred Stock of the Company and certain other instruments to Pequot.

     WHEREAS, after the above referenced sale of Stock, Kushner-Locke will remain the beneficial owner of additional shares of Stock (the "Remaining Shares").

     WHEREAS, Kushner-Locke and Pequot have agreed that Pequot should have a right of first refusal with respect to the Remaining Shares subject to the terms and conditions set forth below.

     NOW  THEREFORE,  IT  IS  AGREED  between  the  parties  as  follows:

     1. Right of First Refusal. Kushner-Locke shall not sell, assign or in any manner transfer any of the Remaining Shares or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this
Agreement:

(A) If Kushner-Locke desires to sell or otherwise transfer any portion of the Remaining Shares, then Kushner-Locke shall first give written notice thereof
     (the "Notice") to Pequot by transmission through both facsimile and email; provided, that, while receipt of such notice shall be deemed to occur on the day of its transmission, Kushner-Locke shall be required to send written notice to Pequot by overnight delivery on the day of transmission. In the case of a privately negotiated sale or transfer, the Notice shall state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer. In the case of a public market sale, the Notice shall state the number of shares to be sold and the closing price of the US SEARCH.com shares quoted on the NASDAQ National Market System (the "US Search Closing Price") on the date of the notice.

(B) In the event of a proposed sale of the Remaining Shares by Kushner-Locke in the public market, for three (3) business days following Pequot's receipt of the Notice, Pequot shall have the option, to be exercised by notice in writing (the "Response") received by Kushner-Locke on or before the third business day following Pequot's receipt of the Notice, to purchase all or any portion of the shares specified in the Notice; provided, that the per share price for such a purchase by Pequot shall be the US Search Closing Price for the day on which Pequot delivers the Response and the other terms for such purchase shall be as set forth in the Notice; provided, further that Kushner-Locke shall have the option not to proceed with the transaction contemplated in the Notice by delivery of a notice in writing (a "Cancellation") to Pequot notifying Pequot of such cancellation (i) in the event that the US Search Closing Price on the day Kushner-Locke delivers such Cancellation to Pequot is less than 92% of the proposed per share consideration set forth in the Notice and such Cancellation is delivered to Pequot prior to Pequot's delivery of a Response, or (ii) on or before 6:00 p.m., local time in New York, NY on the day on which Pequot delivers a Response in the event that the US Search Closing Price for the day of the Response is less than 87% of the per share consideration set forth in the Notice. In all cases, the parties understand and agree that if Kushner-Locke so elects not to complete the transaction contemplated in the Notice, Kushner-Locke shall be considered not to have delivered a Notice and the procedures set forth in this Section 1(b) shall again be applicable. Subject to the foregoing, in the event Pequot elects to purchase all of the Stock or any lesser portion of the Stock, it shall give written notice to Kushner-Locke of its election, received within the specified time limitations, and settlement for said shares shall be made as provided below in paragraph (d).

(C) In the event of a privately negotiated sale or transfer between Kushner-Locke and a third party (a "Private Transaction"), for five (5) business days following Pequot's receipt of the Notice, Pequot shall have the option, to be exercised by a Response received by Kushner-Locke on or before the fifth business day following Pequot's receipt of the Notice, to purchase all (but not less than all) of the shares specified in the Notice at the price and upon the terms specified in the Notice. In the event Pequot elects to purchase all of the shares specified in the Notice, it shall give written notice to Kushner-Locke of its election, received within the specified time limitations, and settlement for said shares shall be made as provided below in paragraph (d).

(D) The transfer of the shares to Pequot pursuant to Sections 1(b) or 1(c) of this Agreement shall be effected through an agreement that is substantially identical to the terms of the form of purchase agreement that Kushner-Locke would have used for the transfer, but with the inclusion therein of terms that are substantially identical to Sections 4 and 5 of the KL Purchase Agreement. Settlement of such transfer shall be made in cash within three (3) business days after receipt of notice by Kushner-Locke from Pequot; provided that if the terms of payment set forth in the Notice were other than cash against delivery, Pequot shall pay for said shares on the same terms and conditions set forth in the Notice. Notwithstanding the foregoing, if it is necessary for Pequot to comply with the HSR Act (as defined in the KL Purchase Agreement) in connection with such transfer, the foregoing deadline for settlement of the transfer shall be extended to the third business day following fulfillment of such compliance, the provisions of Section 8(c)(2) of the KL Purchase Agreement shall be included in the agreement referred to in the preceding sentence and the provisions of
Section  8.10  of  the  USS  Purchase  Agreement  shall  govern.

(E) For purposes of this Agreement the "Sale Period" for a public market sale by Kushner-Locke shall be that period which begins on the fourth (4th) business day following Pequot's receipt of the Notice and ends at the close of the nineteenth (19th) business day following Pequot's receipt of the Notice. The "Sale Period" for a privately negotiated sale or transfer shall be that period which begins on the sixth (6th) business day following Pequot's receipt of the Notice and ends at the close of business on the forty-sixth (46th) business day following Pequot's receipt of the Notice. In the event Pequot does not elect to acquire all of the shares specified in the Notice, Kushner-Locke may, within the Sale Period following the expiration of the option rights granted to Pequot, transfer the shares specified in the Notice which were not acquired by Pequot, and as to a Private Transaction, on terms and conditions no less favorable to Kushner-Locke than as specified in the Notice.

(F) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Section 1:

(1) Kushner-Locke's bona fide pledge or mortgage of any portion or all of the Stock pursuant to the Credit Agreement (as defined in the Stock Purchase Agreement of even date herewith) with The Chase Manhattan Bank, N.A. or pursuant to  a  similar  agreement  with  another  commercial  lending  institution.
(2) Any transfer of all or any portion of the Stock pursuant to a foreclosure on or sale of such Stock by the secured party under any bona fide pledge or mortgage permitted under subsection (1) above, it being understood that all rights of Pequot under this Agreement shall terminate with respect to, and not be enforceable against, any transferee (other than Kushner-Locke or any of its Affiliates) pursuant to such foreclosure or sale.

(3) Kushner-Locke's transfer of all or any portion of the Stock to Pequot or to any other Affiliate of Pequot.

(4) Kushner-Locke's transfer of any portion or all of the Stock to a person who, at the time of such transfer, is an officer or director of Pequot.

(5) Kushner-Locke's transfer of all or any portion of the Stock pursuant to and in accordance with the terms of any merger, consolidation or sale of all of the shares of Kushner-Locke, or pursuant to a sale of all or substantially all of the assets of Kushner-Locke.

In the event of any transfer or assignment specified in subsection (5) above, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Agreement, there shall be no further transfer of such stock except in accord with this Agreement, and prior to the completion of any such transfer, the applicable transferee shall execute a written agreement agreeing and acknowledging that he, she or it shall comply with terms of this Agreement in connection with any subsequent transfer.

(G) The provisions of this Section 1 may be waived with respect to any transfer by express written consent of Pequot.

     2. Termination. This Agreement shall terminate and be of no further force or effect immediately when (i) Pequot owns less than ten percent (10%) of the Series A Convertible Preferred Stock, or the Stock underlying such Series A Convertible Stock, originally purchased on the First Closing or (ii) Pequot owns less than ten percent (10%) of all the issued and outstanding shares of capital stock of the Company (including all shares of capital stock issuable upon conversion or exercise of any outstanding rights, warrants or other convertible securities of the Company), whichever shall occur later.

     3.     Miscellaneous.

     (a) Notices. Any notice, response or other communication required or permitted hereunder shall be given, in the case of a communication to a Pequot, to the attention of David Malat, the Chief Accounting Officer of Purchaser's Investment Manager and to Carol Holley, the Vice President of Purchaser's
Investment Manager, or to such other person or persons as shall have been designated in writing to Kushner-Locke by Pequot, in the case of a communication to Kushner-Locke, to the attention of Donald Kushner and Peter Locke. Except as otherwise set forth in this Agreement, such notice, response or other communication shall be by personal delivery to the applicable party's address, as indicated below that party's signature to this Agreement, with written notice of receipt, by facsimile transmission to the number shown below the applicable party's signature to this Agreement, by email transmission to dmalat@pequotcap.com, in the case of Mr. Malat and to carol@pequotcap.com, in the case of Ms. Holley, or by Federal Express or similar service for overnight delivery to the party's address, as indicated below that party's signature to this Agreement. In the event of any other method of delivery, such communications shall be deemed effectively given as of the date of receipt. Any party to this Agreement may designate a new address for receipt of communication or new persons to whose attention communications shall be addressed by providing ten (10) days' advance written notice of such change to the other party hereto by registered or certified mail with postage and fees prepaid, addressed to the attention of Donald Kushner and Peter Locke at the address shown below or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.
     (b) Defined Terms. All capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to them in the USS Purchase Agreement.
     (c) Successors and Assigns. This Agreement may not be assigned by either party hereto.

     (d) Attorneys' Fees. Should any party to this agreement institute any legal action against the other party to enforce provisions hereof (including any claim for breaches of representations and warranties), the prevailing party in such action shall be entitled to receive from the losing party, in addition to any other relief to which the prevailing party may be entitled all expenses incurred by the prevailing party in connection with the enforcement of this Agreement.

     (e) Expenses. Kushner-Locke and Pequot shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby.

     (f) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court in the City of New York.

     (g)     Jurisdiction,  Venue,  Service  of  Process.

     (1) each party hereto hereby expressly consents to personal jurisdiction and venue in all federal and state courts sitting in the city of New York, and all federal and state courts sitting in the county of New York, NY, in connection with any suit, action or proceeding relating to any provision of, or based on any matter arising out of or in connection with, this Agreement, any instrument or document referred to herein or related hereto. Each party hereto hereby expressly agrees that any process or notice of motion or other application to any of the foregoing courts or a judge of such courts may be served upon the sole shareholder within or without such courts jurisdiction by registered or certified mail.

     (2) each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding relating to any provision of, or based on any matter arising out of or in connection with, this Agreement, any instrument or document referred to herein or related hereto, brought in any federal or state court sitting in the county of New York and hereby further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     (3) each party hereto hereby irrevocably waives any right to a trial by jury in any suit, action or proceeding relating to any provision of, or based on any matter arising out of or in connection with, this Agreement, any instrument or document referred to herein or related hereto.

     (h) Equitable Relief. The parties hereto acknowledge and agree that a breach of the provisions of this Agreement cannot be reasonably or adequately compensated in damages in an action at law and that a party's breach will cause irreparable injury and damage to the other parties hereto. The parties hereto further agree that they shall be entitled, in addition to any other remedies they may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement, without proof of actual damages that have been or may be caused to the party requesting such remedy by such breach or threatened breach; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach.

     (i) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

     (j) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

     (k) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     (l) Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

     In  Witness  Whereof,  the parties hereto have executed this Right of First
Refusal  Agreement  as  of  the  day  and  year  first  above  written.


THE  KUSHNER-LOCKE  COMPANY


By:
     Name:  Donald  Kushner
     Title: Co-Chief  Executive  Officer
     Address: 11601  Wilshire  Boulevard
              21st  Floor
              Los  Angeles,  California  90025
     Facsimile:  (310)  481-2101


     PEQUOT  PRIVATE  EQUITY  FUND  II,  L.P.
By:  PEQUOT  CAPITAL  MANAGEMENT,  INC.,  its  Investment  Manager


     By:
     Name:     Kevin  E.  O'Brien,
     Title:    General  Counsel
     Address:  500  Nyala  Farm  Road
               Westport,  CT  06880
     Facsimile: (203)  429-2420